EXHIBIT 12.1--Statement Regarding Computation of Ratio of Earnings to Fixed Charges

Foamex                                                            Year ended                       Pro Forma
------                                       ----------------------------------------------------  ----------
                                                                                                   Year Ended
                                               1993     1994        1995        1996       1997       1997
                                             -------   -------    --------    --------    -------  ----------
                                             (Dollars in thousands, except ratios)
Ratio of earnings to fixed charges
Consolidated pretax income (loss)
  from continuing operations ...........     $(4,986)  $30,559    $(35,673)   $36,554     $ 5,139    $(4,007)
Interest ...............................      42,866    40,354      43,386     42,504      45,253     61,516
Interest portion of rental expense .....       2,599     3,325       3,633      3,067       2,733      5,964
Amortization of capitalized interest ...          67       108         152        171         171        171
                                             -------   -------    --------    -------     -------    -------
Earnings ...............................     $40,546   $74,346    $ 11,498    $82,296     $53,296    $63,644
                                             =======   =======    ========    =======     =======    =======
Interest ...............................     $42,866   $40,354    $ 43,386    $42,504     $45,253    $61,516
Interest portion of rental expense .....       2,599     3,325       3,633      3,067       2,733      5,964
Capitalized interest ...................         425       576         468        --          461        461
                                             -------   -------    --------    -------     -------    -------
Fixed charges ..........................     $45,890   $44,255    $ 47,487    $45,571     $48,447    $67,941
                                             =======   =======    ========    =======     =======    =======
Ratio of earnings to fixed charges .....                  1.68                   1.81        1.10
                                                       =======                =======     =======
Defiency ...............................     $ 5,344              $ 35,989                           $ 4,297
                                             =======              ========                           =======

                                                 1st Quarter
                                             -------------------
                                               1997     1998
                                             -------   -------
Ratio of earnings to fixed charges
Consolidated pretax income
  from continuing operations ...........     $15,873   $ 7,848
Interest ...............................      10,666    17,675
Interest portion of rental expense .....         767     1,342
Amortization of capitalized interest ...          43        55
                                             -------   -------
Earnings ...............................     $27,349   $26,920
                                             =======   =======
Interest ...............................     $10,666   $17,675
Interest portion of rental expense .....         767     1,342
                                             -------   -------
Fixed charges ..........................     $11,433   $19,017
                                             =======   =======
Ratio of earnings to fixed charges .....        2.39      1.42
                                             =======   =======
Defiency ...............................
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